SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported):  December 2, 1997



            		ASTEC INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)




	         Tennessee
(State or other jurisdiction 	of incorporation)

          0-14714
(Commission File Number)

          62-0873631
(IRS Employer Identification No.)




          4101 Jerome Avenue
          Chattanooga, Tennessee 37407
(Address of Principal Executive Offices)



          (423) 867-4210
(Registrant's telephone number, including area code)

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Item 2.	ACQUISITION OR DISPOSITION OF ASSETS

On December 2, 1997, Astec Industries, Inc. ("Astec") acquired certain assets of the Construction Equipment Division of Portec, Inc. ("Portec"), a Delaware corporation, for $20,297,650, paid in cash at closing, subject to certain adjustments which may be required on the closing balance sheet. In connection with the consummation of this transaction, First Chicago Bank, Astec's principal lender, acquired substantially all of the machinery, equipment, furniture and fixtures of the business and simultaneously leased such assets to Astec for its use in connection with the continued operation of the business. The acquired business, located in Yankton, South Dakota, designs, manufactures and markets several well-known lines of aggregate processing equipment, including the Pioneer line of jaw crushers (established in 1931), the Kolberg line of sand classification equipment and portable conveyors (established in 1965), and Portec Environmental products such as screening plants utilized in the recycle and aggregate markets. The assets acquired and leased will continue to be used in the design, manufacture and marketing of such product lines and the new business will continue to be located in Yankton, South Dakota.

The assets of the Construction Equipment Division of Portec acquired by Astec consist primarily of a manufacturing facility, land, inventories and receivables and, together with the assets leased from First Chicago, constitute substantially all of the assets used in its manufacturing operation.

The purchase price was determined as a result of arms-length negotiations between Astec and Portec. Astec used funds from its existing revolving line of credit with First Chicago Bank to effect this acquisition.

SIGNATURES


	Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


      	ASTEC INDUSTRIES, INC.

       /s/ J. Don Brock

Date:  December 12, 1997	By:
       J. Don Brock	President and Chairman of the Board